Exhibit 99.1

Freescale appoints J. Daniel McCranie to board of directors

AUSTIN, Texas – March 7, 2011 – Freescale Semiconductor Holdings I, Ltd. today appointed J. Daniel McCranie to its board of directors. Mr. McCranie fills the vacancy created by the resignation of Kevin Burns, a partner at TPG Capital.

Mr. McCranie brings nearly 40 years of sales and marketing experience in the semiconductor and communications industries to his new role on Freescale’s board of directors. Mr. McCranie currently is chairman of the board for ON Semiconductor and serves on the board of Cypress Semiconductor. Mr. McCranie has previously served as chairman of the boards of Actel Corporation, Virage Logic, SiSinc Semiconductor, Xicor Semiconductor and has previously served on the boards of ASAT Holdings and California Microdevices.

“Dan McCranie’s vast experience and deep understanding of the semiconductor industry make him a welcome addition to our board,” said Rich Beyer, Freescale’s chairman and CEO. “We look forward to having the benefit of his experience and knowledge.”

“I also want to thank Kevin for his distinguished service on our board,” said Beyer. “He brought critical operational expertise to the boardroom and made significant contributions toward positioning Freescale for a very bright future.”

About Freescale Semiconductor
Freescale Semiconductor is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial and networking markets. The privately held company is based in Austin, Texas, and has design, research and development, manufacturing and sales operations around the world.

CONTACT:

Investors:
Mitch Haws, 512-895-2454
mitch.haws@freescale.com

Media:
Rob Hatley, 512-996-5134
robert.hatley@freescale.com

Freescale™ and the Freescale logo are trademarks of Freescale Semiconductor, Inc. All other product or service names are the property of their respective owners. © Freescale Semiconductor, Inc. 2011.